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                     [Letterhead of Hogan & Hartson L.L.P.]



                                October 25, 2001



Board of Directors
The Titan Corporation
3033 Science Park Road
San Diego, CA 92121-1199

Ladies and Gentlemen:

         We are acting as special counsel to The Titan Corporation, a Delaware corporation (the "Company"), in connection with its registration statement on Form S-4, as amended (the "REGISTRATION STATEMENT"), filed with the Securities and Exchange Commission relating to the proposed sale of shares of the Company's common stock, par value $.01 per share (together with the Rights (as defined below), the "SHARES"), and the preferred share purchase rights to be issued pursuant to the Rights Agreement (as defined below) associated therewith (the "RIGHTS"), all of which Shares are to be sold by the Company in exchange for all issued and outstanding shares of BTG, Inc., a Virginia corporation ("BTG"), pursuant to that certain Agreement and Plan of Reorganization dated as of September 19, 2001, entered into by and among the Company, T T Acquisition Corporation, a Virginia corporation and a wholly owned subsidiary of the Company, and BTG (the "AGREEMENT"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. ss. 229.601(b)(5), in connection with the Registration Statement.

         For purposes of this opinion letter, we have examined copies of the following documents:

         1.       An executed copy of the Agreement.

         2.       An executed copy of the Registration Statement.

         3. The Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.


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Board of Directors
The Titan Corporation
October 25, 2001


         4. The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

         5. An executed copy of the Rights Agreement, dated as of August 21, 1995 (the "RIGHTS AGREEMENT"), between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "RIGHTS AGENT").

         6. Resolutions of the Board of Directors of the Company adopted at a meeting held on September 7, 2001, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating, among other things, to the issuance and sale of the Shares and arrangements in connection therewith.

         In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We have assumed that (A) the Rights Agent has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Rights Agreement, (B) the Rights Agent has duly authorized, executed and delivered the Rights Agreement, (C) the Rights Agent is validly existing and in good standing in all necessary jurisdictions,
(D) the Rights Agreement constitutes a valid and binding obligation, enforceable against the Rights Agent in accordance with its terms, (E) there has been no mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution or delivery of the Rights Agreement, and (F) the Rights will be issued in accordance with the Rights Agreement. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

         This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term "Delaware General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

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Board of Directors
The Titan Corporation
October 25, 2001



         Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Agreement, and (iii) receipt by Titan of the consideration for the Shares specified in the Agreement and resolutions of the Board of Directors, the Shares will be validly issued, fully paid and non-assessable.

         The opinion set forth above, insofar as it relates to the Rights, is limited to the valid issuance of the Rights under the Delaware General Corporation Law.

         This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

         We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the proxy statement/prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.


                                            Very truly yours,

                                            /s/ Hogan & Hartson L.L.P.

                                            HOGAN & HARTSON L.L.P.


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